Exhibit 3.2

BY-LAWS

of

H. J. HEINZ COMPANY

(Incorporated Under the Laws of the Commonwealth of Pennsylvania)

Approved by the Board of Directors:	June 10, 1970

Adopted by the Shareholders:	September 9, 1970

Amended by the Board of Directors:

June 13, 1973, November 9, 1977,

June 13, 1979, July 11, 1979,

September 9, 1987, July 6, 1990,

October 12, 1994, July 10, 1996,

April 8, 1998 (effective April 30, 1998),

September 8, 1999, June 12, 2002,

January 21, 2009 and March 14, 2012

Amended by the Shareholders:	September 9, 1987 August 15, 2007 August 13, 2008 August 12, 2009

BY-LAWS OF H. J. HEINZ COMPANY

ARTICLE I - IDENTIFICATION

SECTION 1. Principal Office. The principal office of the Company shall be at such place in the Commonwealth of Pennsylvania as the Board of Directors shall by resolution from time to time designate.

SECTION 2. Seal. The Company shall have a corporate seal in such form as the Board of Directors shall by resolution from time to time prescribe.

SECTION 3. Fiscal Year. The fiscal year shall end on the Sunday nearest to April 30 of each year and begin on the following day.1

ARTICLE II - SHAREHOLDERS’ MEETING

SECTION 1. Place of Meetings. Meetings of the shareholders of the Company shall be held at the principal office of the Company or at such other place within or without the Commonwealth of Pennsylvania as may be fixed by the Board of Directors.

SECTION 2. Annual Meeting. The annual meeting of the shareholders shall be held on the second Wednesday in September each year at two o’clock p.m., or on such other day or at such other time as may be fixed by the Board of Directors. The shareholders at the annual meeting shall: (i) elect a Board of Directors; (ii) elect independent certified public accountants to examine the annual financial statements of the Company and to report on such examination to the shareholders; and (iii) transact such other business as may properly be brought before such meeting.

SECTION 3. Special Meetings.

(a) General. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Board of Directors or the Chairman of the Board, or by the Secretary acting under instructions of the Board of Directors or the Chairman of the Board. Subject to subsection (b) of this Section 3, a special meeting of shareholders shall be called by the Secretary upon the written request of the holders of record of voting securities representing at least twenty-five percent (25%) of the voting power of the outstanding voting securities of the Company entitled to vote at a shareholders’ meeting, based on the number of outstanding voting securities of the Company most recently disclosed prior to the Delivery Date (as defined in subsection (b)(2) of this Section 3) by the Company in its filings with the Securities and Exchange Commission (the “Requisite Percent”). Business to be conducted at a special meeting may only be brought before the meeting pursuant to the Company’s notice of meeting.

(b) Shareholder Requested Special Meetings.

(1)	In order for a Shareholder Requested Special Meeting (as defined in this Bylaw) to be called, one or more requests for a special meeting, each identifying the same purpose of the meeting and matters proposed to be acted on at it (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”), must be signed by the Requisite Percent of record holders (or their duly authorized agents) and must be delivered to the Secretary. The Special Meeting Requests shall be delivered to the Secretary at the principal executive offices of the Company by registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the dated signature of such shareholder (or duly authorized agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Company’s stock ledger, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, if applicable, and the number of shares of common stock of the Company that are owned of record and beneficially by each such shareholder and (C) include documentary evidence of such shareholder’s record and beneficial ownership of such stock, (iv) set forth all information relating to each such shareholder that would be required to be disclosed in connection with the shareholder’s solicitation of proxies for election of directors in an election contest (even if an election contest is not involved), and all information, whether or not relating to such shareholder, which would otherwise be required in connection with the shareholder’s solicitation of proxies with respect to the matters proposed to be acted upon at the meeting, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (v) contain an acknowledgment by such shareholder that any disposition of shares of common stock of the Company held of record by such shareholder as of the Delivery Date (as defined in subsection (b)(2) of this Section 3) and prior to the record date for the special meeting of shareholders requested by such shareholder shall constitute a revocation of such request with respect to such shares; and (vi) contain the information required by Article II, Section 6 of these By-Laws. Any requesting shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the Company. If following such revocation, the unrevoked requests represent less than the Requisite Percent, the special meeting need not be called or, if called, the Board of Directors, in its discretion, may cancel the special meeting.

(2)

The Secretary shall not be required to call a special meeting upon shareholder request (a “Shareholder Requested Special Meeting”) if (i) the Board of Directors calls an annual or special meeting of stockholders to be held not later than ninety (90) days after the date on which valid Special Meeting Requests submitted by the Requisite Percent of record holders (or their duly authorized agents) in accordance with this Section 3 have been delivered to the Secretary in the manner specified in subsection (b)(1) of this Section 3 (the “Delivery Date”) and the purpose(s) of such meeting include all of the purpose(s) specified by the Requisite Percent of record holders (or their duly authorized agents) in the Special Meeting Requests, (ii) the Special Meeting Request is received by the Company during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iii) an identical or substantially similar item was presented at any meeting of shareholders held within ninety (90) days prior to the Delivery Date, and for the purposes of clause (iii), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors; (iv) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (v) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(3)	Any special meeting shall be held at such date and time, and utilizing such record date for the determination of the shareholders entitled to vote at the meeting as may be fixed by the Board of Directors in accordance with these By-Laws and applicable law; provided, however, that the date fixed by the Board of Directors for convening any Shareholder Requested Special Meeting shall be not more than ninety (90) days after the Delivery Date for the Special Meeting Requests submitted by the Requisite Percentage of shareholders pursuant to subsection (a) of this Section 3. Subject to the preceding sentence, in fixing a date and time for any Stockholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Directors to call an annual meeting or a special meeting, and nothing herein will limit the power of the Board of Directors or the chair appointed for any annual or special meeting in respect of the conduct of any such meeting.

(4)

Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request(s); provided, however that nothing herein shall prohibit the Board of Directors from submitting matters to the shareholders at any Stockholder Requested Special Meeting.[2]

SECTION 4. Chairman of Meeting. All meetings of shareholders shall be called to order and presided over by the Chairman of the Board or in his absence, by the President, or in the absence of both, by the person designated in writing by the Chairman or President.3

SECTION 5. Determination of Record Dates. The Board of Directors shall fix a time, not less than ten or more than seventy days, prior to the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote on such meeting.

SECTION 6. Notice to Shareholders. Written notice of every meeting of the shareholders shall be given by, or at the direction of, the person or persons authorized to call the meeting, to each shareholder of record entitled to vote at the meeting: (i) at least thirty days prior to the date fixed for the annual meeting; (ii) at least ten days prior to the date fixed for any special meeting, unless, in either case, a greater period of notice is required by law to be given in advance of such particular meeting. Written notice shall be deemed to be sufficient if given to the shareholder personally, or by sending a copy thereof through the mail to his address appearing on the books of the Company, or supplied by him to the Company for the purpose of notice. The notice required by this By-Law shall specify the place, date and hour of the meeting, and in case of a special meeting, the general nature of the business to be transacted.

SECTION 7. Nominations and Business at Meetings. At any annual meeting of shareholders, only persons who are nominated or business that is proposed in accordance with the procedures set forth in this Section 6 shall be eligible for election as Directors or considered for action by shareholders. Nominations of persons for election to the Board of Directors of the Company may be made or business proposed at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 6. Such nominations or business proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and such proposals must, under applicable law, be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal office of the Company not less than 120 days nor more than 210 days in advance of the date which is the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

Such shareholder’s notice shall set forth (i) as to each person who such shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such person on whose behalf such proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and beneficial owner, if any, (b) the class and number of shares of the Company which are beneficially owned, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) with respect to any such nomination(s) or proposal(s) and (d) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named, or move the proposal identified, in its notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a Director of the Company and no business shall be conducted at the annual meeting of shareholders, other than those made by or at the direction of the Board of Directors, unless nominated or proposed in accordance with the procedures set forth in this Section 6. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the provisions this Section 6 and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded.4

ARTICLE III - DIRECTORS

SECTION 1. General Powers of Board of Directors. The business and affairs of the Company shall be managed by its Board of Directors which is hereby authorized and empowered to exercise all corporate powers of the Company.

SECTION 2. Qualification and Number. The Board of Directors shall have the power to fix the number of directors and from time to time by proper resolution to increase or decrease the number thereof without a vote of the shareholders provided that the number so determined shall not be less than three.

SECTION 3. Election and Term. Except as provided in the Company’s Restated Articles of Incorporation as amended, the shareholders shall at each annual meeting elect directors each of whom shall serve until the annual meeting of shareholders next following his election and until his successor is elected and shall qualify.

SECTION 4. Vacancies. Vacancies on the Board of Directors, including vacancies from any increase in the number of directors, shall be filled by a majority of the remaining members of the Board though less than a quorum, and each person so elected shall be a director until his successor is elected by the shareholders who may make such election at the next annual meeting of the shareholders or at any special meeting to be called for that purpose and held prior thereto.

SECTION 5. Nomination of Directors. Candidates for election to the Board of Directors at an annual meeting of the shareholders shall be nominated at a regular or special meeting of the Board. Candidates for such election also may be nominated by any shareholder entitled to vote at the meeting in accordance with Article II-Section 6. If any nominee chosen by the Board shall be unwilling or unable to serve as a director if elected, a substitute nominee shall be designated by the Board, and announcement of such designation shall be made at the meeting of the shareholders prior to the voting upon election of directors.5

SECTION 6. Organization Meeting of Board of Directors. The Board of Directors shall without notice meet each year upon adjournment of the annual meeting of the shareholders at the principal office of the Company, or at such other time or place as shall be designated in a notice given to all nominees for director, for the purposes of organization, fixing of times and places for regular meetings of the Board for the ensuing year, election of officers and consideration of any other business that may properly be brought before the meeting.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be fixed at the organization meeting of the Board or as may be otherwise determined by the Board.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or the Secretary and shall be called by the Secretary at the written request of any two directors.3

SECTION 9. Notice of Regular and Special Meetings. No notice of a regular meeting of the Board of Directors shall be necessary if the meeting is held at the time and place fixed by the Board at its organization meeting or at the immediately preceding Board meeting. Notice of any regular meeting to be held at another time or place and of all special meetings of the Board, setting forth the time and place of the meeting, and in the case of a special meeting the purpose or purposes thereof, shall be given by letter or other writing deposited in the United States mail not later than during the third day immediately preceding the day for such meeting, or by telephone, telex, facsimile or other oral, written or electronic means, received not later than during the day immediately preceding the day for such meeting or such shorter period as the person or persons calling such meeting may deem necessary or appropriate under the circumstances.6

SECTION 10. Quorum. A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of the majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. If at any meeting a quorum shall not be present, the meeting may adjourn from time to time until a quorum shall be present.

SECTION 11. Written Consent. Any action which may be taken at a meeting of the Board of Directors or at a meeting of the executive or other committee as hereinafter provided may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all the directors or the members of the committee, as the case may be, and shall be filed with the Secretary of the Company.

SECTION 12. Participation by Conference Telephone. One or more directors may participate in a meeting of the Board of Directors or of a committee of the Board as hereinafter provided for by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

SECTION 13. Executive Committee. The Board of Directors may, by resolution adopted by a majority of the whole Board, constitute, abolish or reconstitute an Executive the Board as the Board may determine, but in no event less than three, and shall include the President. The other members of the Executive Committee shall be appointed and may be removed by the Board. The President shall act as Chairman of such Committee, and in his absence, the Committee shall select one of its members to act as Chairman.7

The Chairman of the Committee shall have power to vote on all questions. The members of the Committee shall hold office until the first meeting of the Board of Directors after the next succeeding annual meeting of the shareholders and until their successors are appointed.

The Board of Directors shall fill any vacancy in the Executive Committee, and it shall be its duty to keep the membership of such Committee full.

The Executive Committee shall keep proper minutes and records of its proceedings, and all actions of the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such actions, and when the Board is not in session the Executive Committee shall have all powers and rights of the Board unless limited by a resolution of the Board.

A quorum of the Executive Committee shall consist of three of its members. All questions shall be decided by the vote of the majority of the members of such Committee present.

SECTION 14. Other Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of three or more directors.

SECTION 15. Compensation of Officers and Assistant Officers. Unless otherwise determined by resolution adopted by the majority of the entire Board of Directors, the Chief Executive Officer of the Company or such officer as he may designate shall have the authority to determine, fix and change the compensation of all officers and assistant officers of the Company elected or appointed by the Board.

ARTICLE IV - OFFICERS

SECTION 1. Number and Election. The Board of Directors shall elect a Chairman of the Board, a President, a Secretary and a Treasurer, and may elect such other officers and assistant officers as the Board may deem appropriate.3

SECTION 2. Term of Office. The term of office for all officers shall be until the organization meeting of the Board of Directors following the next annual meeting of shareholders or until their respective successors are elected and shall qualify, but any officer may be removed from office, either with or without cause, at any time by the affirmative vote of the majority of the members of the Board then in office. A vacancy in any office arising from any cause may be filled for the unexpired term by the Board.

SECTION 3. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors at which he is present. He may be a member of any of the committees of the Board.8

SECTION 4. President. The President shall be the Chief Executive Officer and shall have general supervision over the business and affairs of the Company. He shall be a member of the Executive Committee and may be a member of the other committees of the Board. In the absence of the Chairman, he shall have the powers of the Chairman of the Board. In addition, he shall perform all duties as may be assigned to him by the Board of Directors.7

SECTION 5. Secretary. The Secretary shall attend meetings of the shareholders, the Board of Directors and the Executive Committee, shall keep minutes thereof in suitable books, and shall send out all notices of meetings as required by law or by these By-Laws. He shall, in general, perform all duties incident to the office of the Secretary and perform such other duties as may be assigned to him by the Board, the Chairman of the Board or the President.3

SECTION 6. Treasurer. The Treasurer shall have charge and custody of and be responsible for all funds and deposit all sums in the name of the Company in banks, trust companies or other depositories; he shall receive and give receipts for money due and payable to the Company from any source whatsoever, and in general shall perform all the duties incident to the office of the Treasurer and such other duties as may be assigned to him by the Board of Directors, the President or by any officer to whom the President has directed him to report.7

SECTION 7. Other Officers. The powers and duties of other officers shall be such as may, from time to time, be prescribed by the Board of Directors, the Chairman of the Board or the President.3

SECTION 8. Delegation of Duties of Officers. In case of the absence of any officer of the Company or for any other reason that the Board of Directors may deem sufficient, the Board, or in the absence of action by the Board, the President, or in his absence, the Chairman of the Board, may delegate for the time being the powers and duties of any officer to any other officer or to any director.7

ARTICLE V - EXECUTION OF WRITTEN INSTRUMENTS

The Board of Directors shall, from time to time, designate the officers, employees or agents of the Company who shall have power in its name to sign and endorse checks and other negotiable instruments, and to borrow money for the Company and in its name to make notes or other evidence of indebtedness. Any officer so designated by the Board may further delegate his powers to the extent provided in any resolution of the Board. Unless otherwise authorized by the Board, all contracts, leases, deeds and deeds of trust, mortgages, powers of attorney to transfer stock and all other documents requiring the seal of the Company shall be executed for and on behalf of the Company by the Chairman of the Board, the President or any Vice President, and shall be attested by the Secretary or an Assistant Secretary.3

ARTICLE VI - CERTIFICATES OF STOCK AND TRANSFERS OF STOCK

SECTION 1. Form of Share Certificates and Transfer. Share certificates representing the capital stock of the Company shall be in such form as the Board of Directors may from time to time determine. Each certificate shall be signed by the Chairman of the Board, the President or one of the Vice Presidents or other officer designated by the Board and shall be countersigned by the Treasurer or an Assistant Treasurer and sealed with the seal of the Company. If such certificates of stock are signed or countersigned by a corporate transfer agent and a corporate registrar of the Company, such signature of the Chairman of the Board, the President or other officer, and the countersignature of the Treasurer or Assistant Treasurer, and such seal, or any of them, may be a facsimile, engraved or printed.3

SECTION 2. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and/or registrars for the Company’s capital stock. A share certificate of the Company shall not be valid or binding unless countersigned by one or more of such transfer agents and/or registrars.9

SECTION 3. Registered Shareholders. The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Pennsylvania.

SECTION 4. Lost Certificate. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall, if the directors so require, give the Company a bond of indemnity, in form and with one or more sureties satisfactory to the Board, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.10

SECTION 5. Determination of Shareholders Entitled to Dividends, Distributions or Rights. The Board of Directors may fix a time not more than fifty days prior to the date fixed for the payment of any dividend or distribution or the date for the allotment of rights or the date when any change or conversion or exchange of shares will be made or go into effect as a record date for the determination of the shareholders entitled to receive payment of any such dividend or distribution or to receive any such allotment or rights or to exercise the rights in respect to any such change, conversion or exchange of shares.11

ARTICLE VII - LIMITATION OF DIRECTOR LIABILITY12

To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. This Article shall not apply to any action filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any director occurring prior to January 27, 1987. The provisions of this Article shall be deemed to be a contract with each director of the Company who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. This Article shall not be amended, altered or repealed without the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alternation, or repeal or adoption of this Article which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior thereto.13

ARTICLE VIII - ADDITIONAL INDEMNIFICATION PROVISIONS APPLICABLE TO

PROCEEDINGS BASED ON ACTS OR OMISSIONS ON OR AFTER JANUARY 27, 198712

SECTION 1. Right of Indemnification. Except as prohibited by law, every director and officer of the Company shall be entitled as of right to be indemnified by the Company against reasonable expenses and any liability paid or incurred by such person in connection with any actual, threatened or completed claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (such claim, action, suit or proceeding hereinafter being referred to as an “action”); provided, however, that no such right of indemnification shall exist with respect to an action brought by a director or officer against the Company other than a suit for indemnification as provided in Section 3. Persons or classes of persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such enterprise at the request of the Company to the extent the Board of Directors at any time denominates such person or such class of persons as entitled to the benefits of this Article. As used herein, “expenses” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines, penalties, and amounts paid in settlement.

SECTION 2. Right to Advancement of Expenses. Indemnification under Section 1 shall include the right to have expenses incurred by such person in connection with an action (other than an action brought by such person against the Company) paid in advance by the Company prior to final disposition of such action, subject to such conditions as may be prescribed by law or by a provision in the Company’s Restated Articles of Incorporation, these By-Laws, agreement or otherwise to reimburse the Company in certain events.

SECTION 3. Right of Claimant to Bring Suit. If a claim under Section 1 or Section 2 of this Article is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the Company would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law. The only defense to any such action to receive payment of expenses in advance under Section 2 of this Article shall be failure to make an undertaking to reimburse if such undertaking is required by law or by a provision in the Company’s Restated Articles of Incorporation, these By-Laws, agreement or otherwise.

SECTION 4. Insurance and Funding. The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

SECTION 5. Non-Exclusivity, Nature and Extent of Rights. The rights of indemnification and advancement of expenses provided for herein (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders or directors or otherwise, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

SECTION 6. Effective Date. This Article shall apply to every action other than an action filed prior to January 27, 1987, except that it shall not apply to the extent that Pennsylvania law prohibits its application to any breach of performance of duty or any failure of performance of duty by a claimant occurring prior to January 27, 1987.

SECTION 7. Indemnification Agreement. The Company may enter into agreements with any director, officer or employee of the Company, which agreements may grant rights to any person eligible to be indemnified hereunder or create obligations of the Company in furtherance of, different from, or in addition to, but not in limitation of, those provided in this Article, without shareholder approval of any such agreement. Without limitation of the foregoing, the Company may obligate itself (i) to maintain insurance on behalf of any person eligible to be indemnified hereunder against certain expenses and liabilities and (ii) to contribute to expenses and liabilities incurred by such person in accordance with the application of relevant equitable considerations to the relative benefits to, and the relative fault of, the Company.

SECTION 8. Partial Indemnification. If any person is entitled under any provision of this Article to indemnification by the Company of a portion, but not all, of the expenses or liability resulting from an action, the Company shall nevertheless indemnify such person for the portion thereof to which he is entitled.

SECTION 9. Severability. If any provision of this Article shall be held to be invalid, illegal or unenforceable for any reason (i) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition and the validity, legality and enforceability of the remaining provisions of this Article shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the remaining provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 10. Amendment, Alteration or Repeal. This Article may be amended, altered or repealed at any time in the future by vote of the majority of the entire Board of Directors without shareholder approval; provided that any amendment, alteration or repeal, or adoption of any Article of the Restated Articles of Incorporation or any By-Law of the Company, which has the effect of limiting the rights granted under this Article, shall require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Article, or such other Article or other By-Law, which has the effect of limiting the rights granted under this Article shall operate prospectively only, and shall not limit in any way the indemnification provided for herein with respect to any action taken, or failure to act, occurring prior thereto.14

ARTICLE IX - INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

SECTION 1. Indemnification for Actions, etc., Other Than By or In the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 2. Indemnification for Actions, etc., By or In the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court or body in or before which such action, suit or proceeding was finally brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court of competent jurisdiction shall deem proper.

SECTION 3. Determination of Right to Indemnification. To the extent that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) and (2) of this Article or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections (1) or (2) of this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the shareholders.

SECTION 4. Payment of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 3 of this Article upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article.

SECTION 5. Indemnification of Managerial and Retired Employees. Each employee of the Company acting in a managerial capacity (and each retired employee who is or was, after retirement, a party to an agreement under which he is or was obligated to render services to the Company or such other entity) shall be reimbursed and indemnified in the same manner and to the same extent as provided in this Article for a director or officer in connection with any proceeding in which he may be involved or to which he may be a party by reason of his being or having been such employee or a party to any such agreement or by reason of any action alleged to have been taken or omitted by him in any such capacity.

SECTION 6. Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 7. Insurance. To the extent permitted by law, the Board of Directors may at its discretion from time to time purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have power to indemnify him against such liability under the provisions of this Article.

SECTION 8. Applicability. The indemnification and reimbursement provided under this Article shall continue to be provided to all persons described herein unless such persons have received the benefits of indemnification under Article VIII of these By-Laws.15

ARTICLE X - NON-APPLICABILITY OF PROVISIONS

OF PENNSYLVANIA ACT NO. 36 of 199016

The following provisions of Pennsylvania Act No. 36 of 1990 shall not be applicable to the Company:

A. Subchapter G of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes.

B. Subchapter H of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes.

ARTICLE XI—BY-LAWS SUBJECT TO PROVISIONS OF ARTICLES OF

INCORPORATION

In case of any conflict between the provisions of these By-Laws and the Company’s Restated Articles of Incorporation as amended from time to time, the provisions of the Articles of Incorporation shall control, and with respect to any provisions required to be set forth in the By-Laws, the applicable provisions of the Articles of Incorporation are and shall be incorporated herein by reference and shall be deemed a part of these By-Laws.

ARTICLE XII—AMENDMENTS17

Except as otherwise provided in Articles VII and VIII, these By-Laws may be altered, amended, added to or repealed by the Board of Directors at any meeting of the Board duly convened with or without notice of that purpose, subject to the power of the shareholders to change such action.

[1]	Section amended by the Board of Directors on March 14, 2012.
[2]	Section added by the Shareholders on August 12, 2009.
[3]	Section amended by the Board of Directors on June 13, 1973 and June 13, 1979.
[4]	Section added by the Board of Directors on September 8, 1999.
[5]	Section amended by the Board of Directors on September 8, 1999.
[6]	Section amended by the Board of Directors on October 12, 1994.
[7]	Section amended by the Board of Directors on June 13, 1973, June 13, 1979, July 10, 1996 and April 8, 1998 (effective April 30, 1998).
[8]	Section amended by the Board of Directors on June 13, 1979, July 10, 1996 and April 8, 1998 (effective April 30, 1998).
[9]	Section amended by the Board of Directors on January 21, 2009.
[10]	Section amended by the Board of Directors on July 11, 1979.
[11]	Section amended by the Board of Directors on November 9, 1977.
[12]	Article added by the Shareholders on September 9, 1987.
[13]	Article amended by the Shareholders on August 13, 2008.
[14]	Article amended by the Shareholders on August 15, 2007.
[15]	Section added by the Board of Directors on September 9, 1987.
[16]	Article added by the Board of Directors on July 6, 1990 and amended by the Board of Directors on June 12, 2002.
[17]	Article amended by the Board of Directors on September 9, 1987.